Exhibit 99.1

GAN LIMITED PROMOTES Michael B. Arouh

TO Chief Legal Officer and Corporate Secretary

Irvine, California | August 27, 2021: — GAN Limited (the “Company” or “GAN”) (NASDAQ: GAN), announced today that Michael B. Arouh has been promoted to the position of Chief Legal Officer and Corporate Secretary. Mr. Arouh will succeed Todd McTavish on his resignation for personal reasons, which will be effective September 1, 2021. Mr. McTavish is expected to continue to provide consulting services to the Company following his resignation.

Mr. Arouh brings 26 years of legal and business experience to his new role at GAN and will oversee all of the Company’s global legal and regulatory affairs. He has served as Deputy Chief Legal Officer and Senior Vice President of the Company since February 2021, and dedicated outside counsel since June 2020. Prior to joining GAN, Mr. Arouh operated his own law firm where he represented numerous public companies in the internet gambling industry. Mr. Arouh brings substantial experience in corporate law and governance, mergers and acquisitions, securities and transactional work and managing legal risk while achieving business objectives.

Dermot S. Smurfit, Chief Executive Officer of GAN, commented, “Michael’s knowledge of GAN, relevant legal and on-line gambling industry experience, energy and record of accomplishments, coupled with his proven leadership, make him the ideal candidate to manage our global legal strategies and activities, and lead our in-house and external legal teams. We look forward to the continued benefit of his counsel as we grow and deliver the best on-line gambling and sports betting experience.”

Mr. Arouh said “This is an exciting opportunity to leverage my industry, commercial and transactional experience at a fast-growing company in a complex, regulated environment. I look forward to continuing to help GAN grow and helping the GAN team deliver GAN’s proprietary digital platform to extend our customer’s casino brands by immersing our customers’ players in real money internet gambling, internet sports betting, and social casino gaming.”

About GAN Limited:

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry. Coolbet, a division of GAN, is a market-leading operator of proprietary online sports betting technology with market leadership positions in selected European and Latin American markets. GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as ‘Simulated Gaming’.

Investor Contacts:

GAN Robert Shore Vice President, IR and Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ashley Gruenberg or Ryan Coleman (312) 445-2870 GAN@alpha-ir.com

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